Warsaw, IN . . . December 21, 2005 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES RECORD SECOND QUARTER RESULTS, EXPANSION OF ITS SHARE REPURCHASE PROGRAM, AND KEY MANAGEMENT PROMOTIONS

Biomet, Inc. announces today that its Board of Directors has authorized the expansion of its share repurchase program to include the discretionary repurchase of up to an additional $100 million of the Company's outstanding Common Shares in open market or privately negotiated transactions.  This authorization is in addition to the March 2005 authorization to repurchase up to $100 million of the Company's outstanding Common Shares in Biomet's discretionary plan and the June 2005 authorization to repurchase 2.5 million shares in the Company's automatic share repurchase plan.  Since December 2001, the Company has repurchased more than 29.2 million of its Common Shares, for an aggregate amount of $944 million.

The Company also announces the promotions of Garry L. England to Chief Operating Officer – Domestic Operations and Charles E. Niemier to Chief Operating Officer – International Operations.  Mr. England and Mr. Niemier, 24-year and 25-year veterans of the Company, respectfully, will both continue to report directly to Dane A. Miller, Ph.D., Biomet's President and Chief Executive Officer.  The Company believes these promotions will provide for a more centralized management approach, enhancing operational performance throughout the organization.

Biomet, Inc. reports record sales and earnings results today for its second quarter ended November 30, 2005.  Net sales increased 8% to $494,690,000.  Operating income increased 9% to $152,323,000 from $139,648,000 and increased 4%, on an adjusted basis, from $147,050,000.  Net income increased 11% to $101,278,000 from $91,199,000 and increased 5%, as adjusted, from $96,030,000.  Diluted earnings per share increased 14% to $0.41 from $0.36 and increased 8%, on an adjusted basis, from $0.38.  Adjusted results for last year, which are non-GAAP financial measures, exclude the impact of inventory step-up related to the March 2004 acquisition of Merck KGaA's interest in the Biomet Merck joint venture and the June 2004 acquisition of Interpore International, Inc.  A reconciliation to comparable GAAP measures is included in this press release.

President and Chief Executive Officer Dane A. Miller, Ph.D., stated, "Biomet's record results during the second quarter are attributable to continued solid sales growth for orthopedic reconstructive devices and dental reconstructive implants.  The Company's second quarter sales were impacted by the hurricane activity in the gulf coast and Florida, resulting in an estimated revenue loss of approximately $4.5 million.  We believe the majority of the lost sales will be recovered during calendar year 2006 as procedures are rescheduled.  Additionally, cost of goods sold was inflated by approximately $3 million during the second quarter of fiscal year 2006 due to an unanticipated, retroactive price increase from the supplier of Biomet's antibiotic delivery system in Europe.  Biomet is exploring means for ameliorating the situation.  Also, Biomet's national branding campaign caused selling, general and administrative expenses to increase by approximately 70 basis points during the second quarter of fiscal year 2006.  We have chosen to invest in Biomet's future growth through this awareness program and we expect the expenses associated with the national branding campaign will decrease in future quarters."

Excluding the impact of foreign currency, net sales increased 8% worldwide.  International revenues for the quarter increased 14%, while domestic revenues increased 5%.

Unless otherwise noted, all of the following percentages are quoted on a constant-currency basis.

During the second quarter of fiscal year 2006, reconstructive device sales increased 12% worldwide to $336,339,000.    Knee sales increased 14% in the United States during the second quarter and increased 13% worldwide.  Strong demand for Biomet's new knee products, including total and unicompartmental systems, continued to drive growth during the quarter.

Hip sales increased 11% worldwide and 6% in the United States during the second quarter.  During the second quarter, Biomet's metal-on-metal acetabular systems and titanium porous coated hip stems, as well as second generation highly crosslinked polyethylene components, continued to receive excellent market acceptance.

During the second quarter, extremity sales increased 10% worldwide and 2% in the United States.  Dental reconstructive implant sales increased 13% worldwide and 8% in the United States during the second quarter.  Sales of bone cements and accessories increased 6% worldwide during the second quarter and decreased 2% in the United States.

Fixation sales increased 1% worldwide during the second quarter of fiscal year 2006 to $60,675,000.  Fixation sales were flat worldwide on a constant currency basis.  Lorenz Surgical's craniomaxillofacial fixation sales increased 8% worldwide and 6% in the United States during the second quarter.  Internal fixation sales increased 14% in the United States and 9% worldwide during the second quarter.  During the second quarter, electrical stimulation device sales decreased 4% worldwide and in the United States.  External fixation sales decreased 10% worldwide and 12% in the United States during the quarter.

Spinal product sales increased 3% worldwide to $55,027,000 during the second quarter and increased 1% in the United States.  Sales of spinal implants and orthobiologics for the spine increased 5% worldwide and in the United States during the second quarter, while spinal stimulation sales decreased 2% worldwide and 3% in the United States.

Sales of the Company's "other products" increased 2% worldwide to $42,649,000 and increased 1% in the United States during the second quarter.  During the second quarter, arthroscopy sales increased 7% worldwide and 6% in the United States.  Sales of softgoods and bracing decreased 4% in the United States and 5% worldwide during the second quarter.

Dr. Miller concluded, "Biomet continues to experience market-leading growth in its reconstructive device products category.  However, due to the recent strength of the U.S. dollar we estimate that foreign currency will negatively affect third quarter sales by approximately $11 million.  Consequently, we remain comfortable with analysts' sales and earnings estimates of $510 million to $520 million and $0.43 to $0.44 per share for the third quarter of fiscal year 2006."

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy.  The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  Some of the factors that could cause actual results to differ from those contained in forward-looking statements made in this press release include the success of the Company's principal product lines and reorganization efforts with respect to its EBI operations, the Company's ability to develop and market new products and technologies in a timely manner, government regulation, currency exchange rate fluctuations, reimbursements from third party payors, litigation, revenue and earnings estimates, and other risk factors as set forth from time to time in the Company's filings with the SEC.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.  The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC.

RESULTS FOR THE QUARTERS ENDED NOVEMBER 30
(in thousands, except per share data)

	Three Months Ended		Six Months Ended

	2005	2004	2005	2004

Net Sales	$494,690	$456,674	$979,593	$894,834
Cost of Sales	139,611	123,713	274,106	242,683
Cost of Sales, impact of inventory step-up	--	7,402	--	14,404
Gross Profit	355,079	325,559	705,487	637,747

S, G, & A	181,453	166,305	359,635	326,765
R & D	21,303	19,606	42,119	38,082
In-process research and development	--	--	--	26,020
Operating Income	152,323	139,648	303,733	246,880

Other Income (Expense), Net	(245)	244	313	(484)
Income Before Taxes
And Minority Interest	152,078	139,892	304,046	246,396
Income Taxes	50,800	51,264	102,469	99,767
Income Taxes related to inventory step-up	--	(2,571)	--	(5,003)
Net Income	101,278	91,199	201,577	151,632

Earnings per Share
Basic	.41	.36	.81	.60
Diluted	.41	.36	.81	.59

Basic Shares Outstanding	248,337	252,944	248,963	253,403
Diluted Shares Outstanding	249,276	255,225	250,026	255,586

U.S. sales	$325,602	$309,006	$642,927	$605,310
Foreign sales	169,088	147,668	336,666	289,524

Reconstructive sales	$336,339	$301,385	$660,154	$583,867
Fixation sales	60,675	60,328	124,854	123,041
Spinal product sales	55,027	53,232	110,353	106,141
Other product sales	42,649	41,729	84,232	81,785

Consolidated Balance Sheets	November 30, 2005	May 31, 2005
Assets
Cash and Investments	$ 167,527	$ 177,074
Accounts and notes receivable, net	479,902	479,745
Inventories	495,624	469,791
Other current assets	116,828	108,712
Fixed Assets, net	332,298	322,887
Goodwill	431,473	435,621
Other Assets	98,288	102,747
Total Assets	$2,121,940	$2,096,577

Liabilities and Stockholders' Equity
Current Liabilities	$ 507,899	$ 501,391
Other Liabilities	29,329	31,255
Stockholders' Equity	1,584,712	1,563,931
Total Liabilities and Stockholders' Equity	$2,121,940	$2,096,577

Management uses non-GAAP financial measures, such as net sales, excluding the impact of foreign currency, operating income as adjusted, net income as adjusted, and diluted earning per share as adjusted.   The term "as adjusted", a non-GAAP financial measure, refers to financial performance measures that exclude the following charges: (a) the impact of inventory step-up related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.; (b) in-process research and development written off as of the closing date related to the acquisition of the interest of Merck KGaA in the Biomet Merck joint venture and Interpore International, Inc.; and (c) tax effect of item (a) above.  Inventory stepped-up to its current fair market value in an acquisition and subsequently sold, results in a higher cost of goods sold during the periods in which the stepped-up inventory is sold, thus overstating cost of goods sold and understating gross margins versus historical and future periods in which the inventory sold represents the actual cost of products manufactured.  In-process research and development written off as of the closing date of an acquisition is a one-time event that is not indicative of future results.  The Company's management believes that the presentation of these measures provides useful information to investors.  These measures may assist investors in evaluating the Company's operations, period over period.  Management uses these measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to team member performance compensation targets.  Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

BIOMET, INC.
Reconciliation of non-GAAP financial information to GAAP financial information
RESULTS FOR THE QUARTERS ENDED NOVEMBER 30, 2004 (last year)
(in thousands, except per share data)

	Three Months		Six Months
	Amount

Percent of Sales

			Amount

Percent of Sales

Operating income, as reported	$139,648	30.6%	$246,880	27.6%
Inventory step-up (a)	7,402	1.6	14,404	1.6
In-process research and development (b)	--	--	26,020	2.9
Operating income, as adjusted	$147,050	32.2%	$287,304	32.1%

Net income, as reported	$ 91,199	20.0%	$151,632	16.9%
Inventory step-up (a)	7,402	1.6	14,404	1.6
In-process research and development (b)	--	--	26,020	2.9
Tax effect of inventory step-up (c)	(2,571)	(.6)	(5,003)	(.5)
Net income, as adjusted	$ 96,030	21.0%	$187,053	20.9%

	Three Months

                  Six Months

	Basic	Diluted	Basic	Diluted
Earnings per share, as reported	$0.36	$0.36	$0.60	$0.59
Inventory step-up (a)	.03	.03	.06	..06
In-process research and development (b)	--	--	.10	..10
Tax effect of inventory step-up (c)	(.01)	(.01)	(.02)	(.02)
Earnings per share, as adjusted	$0.38	$0.38	$0.74	$0.73

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies

	Three Months			Six Months
U.S. sales	5%	-%	5%	6%	-%	6%
Foreign sales	15	1	14	16	1	15
Total sales	8	-	8	9	-	9

Reconstructive sales	12%	-%	12%	13%	-%	13%
Fixation sales	1	1	-	1	-	1
Spinal product sales	3	-	3	4	-	4
Other product sales	2	-	2	3	-	3

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